UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Prudential Investment Portfolios 18
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June 2021

PGIM JENNISON 20/20 FOCUS FUND

a series of The Prudential Investment Portfolios 18

655 Broad Street

Newark, NJ  07102

The shareholder meeting scheduled for June 15, 2021 has been adjourned to August 10, 2021 due to the lack of shareholder participation.  The purpose of the meeting is for shareholders to vote on the proposed merger of the PGIM Jennison 20/20 Focus Fund (the “Fund”) into the PGIM Jennison Focused Growth Fund, a series of Prudential Investment Portfolios 3. The presence (in person or by proxy) of a certain number of Fund shareholders entitled to vote at the meeting (a “quorum”) is needed in order to approve the merger.

Because your vote is critical, our outreach to you will continue until there is sufficient voting to reach quorum.

You are one of our larger shareholders and your vote is important.

Please Vote Today!

1-855-601-2246

By voting now you will help avoid the additional cost and inconvenience of additional mailings and phone calls.

The Board of Trustees unanimously recommends a vote “FOR” the proposal.

Shareholders who have already voted are heavily in favor.

We’ve made it very easy for you to vote by choosing one of the following options:

·

Call a proxy voting specialist today at 1-855-601-2246.  Representatives are available weekdays from 9 a.m. to 10 p.m. ET.  You can vote with a representative even if you don’t have your proxy card. Or, you can call the toll-free touchtone phone number located on your proxy card, enter the control number, and follow the prompts.

·	Vote online at www.proxyvote.com by entering the control number on the enclosed proxy card and following the prompts. Links to the proxy statement and a Q&A are available on the website.
·	Vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-paid envelope provided in this package.

We appreciate you taking the time to vote your shares today!

PGIM -ADJ- 8.10.21